Exhibit 3.2

SOUTH JERSEY INDUSTRIES, INC.

Certificate of Amendment of the
Certificate of Incorporation

To:	The Secretary of State of the State of New Jersey

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation:

1.	The name of the corporation is South Jersey Industries, Inc.

2.	The amendment to the Certificate of Incorporation, set forth in full in the following resolution, was duly approved by the directors of the corporation on January 21, 1983 and was duly adopted by the shareholders of the corporation on April 21, 1983:

RESOLVED, that the Certificate of Incorporation of the Company be amended to include new Articles SEVENTH, EIGHTH, NINTH and TENTH thereof, to read in their entirety as follows:

SEVENTH: The directors of the corporation shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the Annual Meeting of Shareholders in 1984; the term of office of the initial Class II directors shall expire at the Annual Meeting of Shareholders in 1985; and the term of office of the initial Class III directors shall expire at the Annual Meeting of Shareholders in 1986; or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. At each annual election held after the initial election of directors according to classes, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of shareholders or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible.

EIGHTH: (1) Except as otherwise expressly provided in Paragraph 2 of this Article EIGHTH:

(a)     any merger or consolidation of the corporation with or into any other person or any merger of any other person into the corporation;

(b)     any sale, lease, exchange or other disposition by the corporation, whether or not in partial or complete liquidation, of all or any substantial part of the assets of the corporation to or with any other person; or

(c)     any issuance or transfer by the corporation or any subsidiary of the corporation of any securities of the corporation having voting power (whether generally or upon the happening of any contingency), or any securities or instruments convertible into securities having voting power, to any other person in exchange for securities, cash or other property or a combination thereof, shall require approval by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of capital stock of the corporation entitled to vote generally in the election of directors, considered for such purpose as one class, if, in any such case, as of the record date for the determination of shareholders entitled (by reason of this Article EIGHTH or otherwise) to notice thereof and to vote thereon, or at any time within the 12-month period preceding such record date, such other person is or was a Related Person. Such vote shall be in addition to any class vote to which any class of stock of the corporation may be entitled.

(2)     The provisions of paragraph (1) of this Article EIGHTH shall not apply to any transaction described in clause (a), (b) or (c) of such paragraph (1) if the Board of Directors of the corporation shall by resolution have approved, prior to the time that such Related Person shall have become a Related Person, a memorandum of understanding or an agreement with such Related Person setting forth, at least generally, the substance of the terms upon which such transaction shall thereafter be consummated.

(3)     For purposes of this Article EIGHTH:

(a)     any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any affiliate or associate of such person has the right, alone or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its affiliates or associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;

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(b)     a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;

(c)     an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

(d)     an “associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) and trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse, except relatives more remote that first cousin, or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the corporation;

(e)     a “Related Person” is any person (other than the corporation or any subsidiary) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for this purpose as one class; and

(f)     a “subsidiary” is any corporation directly or indirectly, through stock ownership or otherwise, which is controlled by South Jersey Industries, Inc.

(v)     The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information then known to it, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors or is or was an affiliate, an associate or a subsidiary of any person (including, without limitation, whether any person “controls” or is “controlled by” or under “common control with” any other person for the purposes of the definitions set forth in paragraph (3) of this Article EIGHTH), and (b) whether any proposed sale, lease, exchange or other disposition of part of the assets of the corporation involves a substantial part of the assets of the corporation. Any such determination made by the Board of Directors shall be conclusive and binding for all purposes of this Article EIGHTH.

(5)     For purposes of this Article EIGHTH, shares of capital stock of the corporation subject to options, warrants or conversion rights held by any person or its affiliates or associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the corporation beneficially owned by such person (and any such affiliate or associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.

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NINTH: The Board of Directors of the corporation, when evaluating any proposal from another party to (i) make a tender offer for securities of the corporation; (ii) merge or consolidate the corporation with another corporation; (iii) purchase or otherwise acquire substantially all of the properties or assets of the corporation; (iv) engage in any transaction of the sort specified in Paragraph (1) of Article EIGHTH of this Certificate of Incorporation; or (v) engage in any other transaction having a similar effect upon the properties, operations or control of the corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to the following:

(1)	the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

(2)	the consideration to be received by the corporation or its shareholders in connection with such transaction, as compared to:

(a)	the current market price or value of the corporation’s properties or securities;

(b)	the estimated future value of the corporation, its properties or securities;

(c)	such other measures of the value of the corporation, its properties or securities as the directors may deem appropriate;

(3)	the projected social, legal and economic effects of the proposed action or transaction upon the corporation, its employees, suppliers and customers and the communities in which the corporation does business;

(4)	the general desirability of the continuance of the corporation as an independent entity; and

(5)	such other factors as the Board of Directors may deem relevant.

TENTH: Any provision in this Certificate of Incorporation or in the Bylaws of the corporation to the contrary notwithstanding, no provisions of Articles SEVENTH, EIGHTH, NINTH or TENTH of this Certificate of Incorporation, or any provisions of Sections 2.1, 2.3, 2.5 or 6.2 of the corporation’s Bylaws, shall be altered, amended, supplemented or repealed by the shareholders of the corporation, and no provision of the Bylaws or of this Certificate of Incorporation inconsistent with such provisions shall be adopted by the shareholders of the corporation, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

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3.	At the time of the action of the shareholders:

(a)	The total stock outstanding was 2,664,924 shares of Common Stock.

(b)	The number of shares entitled to vote was 2,645,421.

4.	In the action take by the shareholders:

(a)	The number of shares voted in favor of the amendment was 1,877,056.

(b)	The number of shares voted against the amendment was 89,209.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ William F. Ryan, President
William F. Ryan, President

Dated: April 21, 1983.

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